                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               Riddell Sports Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                              RIDDELL SPORTS INC.
                          900 THIRD AVENUE, 27TH FLOOR
                            NEW YORK, NEW YORK 10022

DEAR FELLOW STOCKHOLDER:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Riddell Sports Inc. (the "Company") to be held on Thursday June 27, 1996, at 1:00 o'clock p.m. (Eastern Daylight Time) at the Mahogany Room at the Harvard Club, 27 West 44th Street, New York, New York 10036. For the reasons set forth in the accompanying proxy statement, your Board of Directors unanimously recommends that you vote for:

    1.  Management's nominees for directors;

    2. amending the Company's 1991 Stock Option Plan to limit the number of shares of Common Stock with respect to which options may be granted to any individual in any year;

    3. amending the Company's 1991 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares;

    4. assuming the stockholders approve Proposal 3, amending the Company's 1991 Stock Option Plan to provide fixed grants of options to members of the Board of Directors;

    5. amending the Company's Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 20,000,000 to 40,000,000 and to increase the number of shares of Preferred Stock the Company is authorized to issue from 1,000,000 to 5,000,000;

    6.  appointing Grant Thornton as the Company's independent auditors; and

    7.  such other business as may properly come before the meeting.

In order to ensure that your shares are represented at the meeting, I urge you to promptly date, sign and mail the enclosed proxy using the enclosed addressed envelope, which needs no postage if mailed in the United States. You may withdraw or revoke your proxy at any time prior to the Annual Meeting.

                                          Very truly yours,
                                          Robert E. Nederlander
                                          CHAIRMAN OF THE BOARD

Dated: May 20, 1996

                              RIDDELL SPORTS INC.
                          900 THIRD AVENUE/27TH FLOOR
                            NEW YORK, NEW YORK 10022

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 1996

                            ------------------------

Dear Fellow Stockholder of Riddell Sports Inc:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Riddell Sports Inc. (the "Company") will be held on Thursday, June 27, 1996, at 1:00 o'clock p.m. (Eastern Daylight Time) at the Mahogany Room at the Harvard Club, 27 West 44th Street, New York, New York 10036, for the purpose of considering and voting upon the following proposals:

    1.  The election of six directors.

    2. To amend the Company's 1991 Stock Option Plan to limit the number of shares of Common Stock with respect to which options may be granted to any individual in any year.

    3. To amend the Company's 1991 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 250,000 shares.

    4. Assuming the stockholders approve Proposal 3, to amend the Company's 1991 Stock Option Plan to provide fixed grants of options to members of the Board of Directors.

    5. To amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 20,000,00 to 40,000,000 and to increase the number of shares of Preferred Stock the Company is authorized to issue from 1,000,000 to 5,000,000.

    6. To ratify the appointment of Grant Thornton as the Company's independent auditors for the calendar year ending December 31, 1996.

    7.  Such other business as may properly come before the meeting.

    The close of business on May 15, 1996 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only stockholders of record on such date are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors
                                          Robert E. Nederlander
                                          CHAIRMAN OF THE BOARD

Dated: May 20, 1996

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES. THE PROXY MAY BE REVOKED IN WRITING PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                              RIDDELL SPORTS INC.

                                PROXY STATEMENT
                      1996 ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    This proxy statement is solicited on behalf of the Board of Directors of Riddell Sports Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 27, 1996, at 1:00 o'clock p.m. (Eastern Daylight Time) at the Mahogany Room at the Harvard Club, 27 West 44th Street, New York, New York 10036, and at any adjournment thereof (the "Annual Meeting"). The purposes for which the Annual Meeting is to be held are set forth in the Notice of Meeting on the preceding page. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about May 20, 1996.

REVOCABILITY AND VOTING OF PROXIES

    The proxy may be revoked by the stockholder at any time prior to its use by the Company by voting in person at the Annual Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Annual Meeting. If the proxy is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification. Otherwise, the proxy will be voted in the manner specified on the proxy.

    In the event of a broker non-vote with respect to any issue coming before the Annual Meeting arising from the absence of authorization by the beneficial owner to vote as to that issue, the proxy will be counted as present for purposes of determining the existence of a quorum, but will not be deemed as present and entitled to vote as to that issue for purposes of determining the total number of shares of which a plurality or majority (depending upon the issue) is required for adoption. Abstentions, being shares present, entitled to vote and affirmatively not voted are counted for determining a quorum and have the same effect as a "no" vote.

RECORD DATE AND SHARE OWNERSHIP

    At the close of business on April 29, 1996, 8,067,985 shares of the Company's common stock, $.01 par value ("Common Stock"), were outstanding and eligible to vote at the Annual Meeting. Each stockholder of record is entitled to one vote for each share held on all matters to come before the meeting. Only stockholders of record at the close of business on May 15, 1996 are entitled to notice of and to vote at the meeting.

                 RESTRUCTURING OF OWNERSHIP OF COMPANY'S STOCK
                           BY PRINCIPAL STOCKHOLDERS

    In 1988 M.L.C. Partners Limited Partnership ("MLC") acquired 74.5% of the Company's Common Stock. The original partners of MLC included Messrs. McConnaughy, Nederlander Toboroff and/or entities controlled by them and certain others. In January 1994 the Company issued MLC a warrant (the "Warrant") to purchase 150,000 shares of the Company's Common Stock in consideration of an extension by MLC of a $2,000,000 Subordinated Secured Term Note originally due October 31, 1994 (the "Note"). The Warrant is exercisable in full through January 26, 1999 at $2.44 per share.

    On August 9, 1995, in connection with the withdrawal of certain partners of MLC from the partnership, certain officers and/or directors of the Company, Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff, or entities they control, acquired beneficial ownership of an aggregate of 1,657,289 shares of the Company's Common Stock, including 81,250 shares representing the withdrawing partners' pro rata interest in the Warrant. These purchasers acquired an additional 196,592 shares in a private transaction.

    As a result of this MLC restructuring (the "MLC Restructuring"), an entity controlled by Mr. Nederlander remains the general partner, and entities controlled by Messrs. Nederlander and McConnaughy remain the limited partners, of MLC. The shares of the Company's Common Stock retained by MLC (as well as certain other shares of the Company's Common Stock beneficially owned by Messrs. Nederlander and McConnaughy) remain subject to a Voting Trust dated May 29, 1991 (the "Voting Trust") of which Mr. Nederlander is the Voting Trustee. And, Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff and certain entities they control entered into a Shareholders Agreement dated August 9, 1995 (the "Shareholders Agreement") pursuant to which, generally, they agreed to vote the shares they acquired in the MLC Restructuring (other than shares underlying the Warrant) and in the private acquisition in the same manner that Mr. Nederlander votes as Voting Trustee. The Voting Trust expires May 28, 2001, and the Shareholders Agreement terminates upon the earliest of the death of Mr. Nederlander, May 28, 2001 or the date of the transfer of shares subject to the Shareholders Agreement (other than to certain parties) as to the shares transferred.

    As a result of the foregoing, Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff may be deemed to have beneficial ownership of and to exercise control over 47% of the outstanding shares of the Company's Common Stock. Mr. Toboroff also withdrew from MLC on August 9, 1993 (except to the extent of his interest in the Note), but remains a member of the control group and retains his interest in the Company's stock and Warrant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of April 15, 1996 pertaining to ownership of the Company's Common Stock by persons known to the Company to own 5% or more of the Company's Common Stock and Common Stock owned beneficially by each director and named executive officer of the Company and by directors and named executive officers of the Company as a group.

    The information contained herein has been obtained from the Company's records, or from information furnished directly by the individual or entity to the Company or in Form 13D filings or Form 4 filings.

                                              SHARES OWNED         PERCENT/SHARES
                                              BENEFICIALLY           OUTSTANDING
                                        ------------------------  -----------------
M.L.C. Partners Limited Partnership          830,281(1)                   10.2%
c/o Robert Nederlander
810 Seventh Avenue
New York, NY 10019

Robert E. Nederlander                      3,623,382(2)                   44.2%
810 Seventh Avenue
New York, NY 10019

Leonard Toboroff                           1,375,503(3)                   16.8%
Riddell Sports Inc.
900 Third Avenue/27th Fl.
New York, NY 10022

John McConnaughy, Jr.                        706,808(4)                    8.7%
300 Atlantic Street
Stamford, CT 06901

David M. Mauer                               239,025(5)                    2.9%
Riddell Sports Inc.
900 Third Avenue/27th Fl.
New York, NY 10022


                                              SHARES OWNED         PERCENT/SHARES
                                              BENEFICIALLY           OUTSTANDING
                                        ------------------------  -----------------
Dan Cougill                                   85,177(6)                    1.0%
c/o Riddell, Inc.
3670 N. Milwaukee Avenue
Chicago, IL 60641

Glenn E. "Bo" Schembechler                    35,000(7)                   *
870 Arlington
Ann Arbor, MI 48104

Don R. Kornstein                              20,000(8)                   *
c/o Riddell Sports Inc.
900 Third Avenue/27th Fl.
New York, NY 10022

William Sherman                                6,250(9)                   *
c/o Riddell, Inc.
3670 N. Milwaukee Avenue
Chicago, IL 60641

All officers and directors                 4,145,000(10)                  47.6%
as a group (8 individuals)


- ------------------------
  * Less than 1%

 (1) Includes 43,750 shares underlying the Warrant which are currently exercisable. MLC is the direct beneficial owner of all shares, which (other than shares underlying the Warrant) are subject to the Voting Trust pursuant to which Robert Nederlander is voting trustee and has the sole voting power. Mr. Nederlander, as controlling stockholder of the corporation which is the general partner of MLC, may be deemed to beneficially own these shares. Mr. McConnaughy is the sole owner of a corporation that is a limited partner in MLC; a corporation controlled by Mr. Nederlander is also a limited partner in MLC.

 (2) Of the 3,623,382 shares beneficially owned by Mr. Nederlander: (i) 1,677,237 shares are owned by Mr. Nederlander directly or through entities controlled by him having dispositive power over these shares (95,739 of these 1,677,237 shares underlie options granted under the Company's 1991 Stock Option Plan or the Warrant and are currently exercisable; 830,281 of those 1,677,237 shares are owned by MLC; and 1,026,873 of these 1,677,237 shares are subject to the Voting Trust) and (ii) an additional 1,946,145 shares are beneficially owned by Mr. Nederlander as Voting Trustee under the Voting Trust and pursuant to the Shareholders Agreement. Under Rule 13-d of the Securities Exchange Act of 1934, as amended (the "Exchange Act") Mr. Nederlander is deemed to beneficially own the shares of stock subject to the Voting Trust and the Shareholders Agreement and owned by MLC. In addition, Mr. Nederlander was granted an option under the Company's 1991 Stock Option Plan to purchase 15,000 shares of the Company's Common Stock exercisable in full from June 29, 1996 through June 29, 2000 at $2.00 per share. See "Stock Options Granted in 1995."

 (3) Of the 1,375,503 shares of Common Stock beneficially owned by Mr. Toboroff:
     (i) 1,228,108 shares are subject to the Shareholders Agreement; (ii) 666,667 shares are pledged to Bestin Worldwide Limited and (iii) 124,538 shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are currently exercisable. In addition, Mr. Toboroff was granted an option to purchase 15,000 shares of the Company's Common Stock exercisable in full from June 29, 1996 through June 29, 2000 at $2.00 per share. See "Stock Options Granted in 1995."

 (4) Of the 706,808 shares of Common Stock beneficially owned by Mr.
     McConnaughy: (i) 147,444 are subject to the Voting Trust; (ii) 504,625 are subject to the Shareholders Agreement and (iii) 54,739 shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are currently exercisable. Mr. McConnaughy has sole voting power with respect of 30,000 of the 706,808 shares. In addition, Mr. McConnaughy was granted an option under the Company's 1991 Stock Option Plan to purchase 15,000 shares of the Company's Common Stock exercisable in full from June 29, 1996 through June 29, 2000 at $2.00 per share.

 (5) Of the 239,025 shares of Common Stock beneficially owned by Mr. Mauer: (i) 56,266 shares are subject to the Shareholders Agreement; and (ii) 182,759 shares in the aggregate underlying options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable currently. In addition, Mr. Mauer was granted an option under the Company's 1991 Stock Option Plan to purchase 50,000 shares of stock at $2.00 per share exercisable fully commencing June 29, 1996 through June 29, 2000. See "Stock Options Granted in 1995."

 (6) Of the 85,177 shares of Common Stock beneficially owned by Mr. Cougill: (i) 9,702 shares are subject to the Shareholders Agreement and (ii) an additional 75,475 shares in the aggregate underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable currently. In addition, Mr. Cougill was granted an option under the Company's 1991 Stock Option Plan to purchase 15,000 shares of stock at $3.38 per share, which option vests 25% per annum commencing September 28, 1996 and is exercisable through September 28, 2000. See "Stock Options Granted in 1995."

 (7) Represents shares underlying an option granted under the Company's 1991 Stock Option Plan that is currently exercisable. In addition, Mr. Schembechler was granted an option under the Company's 1991 Stock Option Plan to purchase 15,000 shares of the Company's Common Stock; the option is exercisable in full from June 29, 1996 through June 29, 2000 at $2.00 per share.

 (8) Represents shares underlying an option granted under the Company's 1991 Stock Option Plan that are currently exercisable. In addition, Mr. Kornstein was granted an option to purchase 7,500 shares of the Company's Common Stock under the 1991 Stock Option Plan at $3.38 per share exercisable in full from September 28, 1996 through September 28, 2000.

 (9) Represents shares underlying that portion of an option to acquire an aggregate of 25,000 shares that is currently exercisable at $2.75 per share. The option vests 25% per annum commencing September 6, 1995 and is exercisable through September 6, 1999.

 (10)Includes the 830,281 shares owned by MLC.

              ELECTION OF DIRECTORS AND LIST OF EXECUTIVE OFFICERS

    In the absence of contrary instructions, the proxy will be voted for the re-election of Don R. Kornstein, David M. Mauer, John McConnaughy, Jr., Robert
E. Nederlander, Glenn E. "Bo" Schembechler and Leonard Toboroff to serve as the directors until the 1997 Annual Meeting of Stockholders or until their respective successors shall have been elected and shall have qualified. If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons named in the proxy will vote for another person in accordance with their best judgment. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting of Stockholders for the election of directors. Directors hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

    In April, 1995 the Board decided to reduce the number of members of the Board from seven to six, eliminating the vacancy created by the resignation from the Board of Mr. Jeffrey Epstein. Information with respect to the six nominees and the executive officers of the Company is set forth below as of April 29, 1996 and is based upon the records of the Company and information furnished to it by the nominees and executive officers. See "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to the Common Stock owned by the nominees.

                                                                   POSITIONS                   HAS SERVED AS
NAME                                     AGE                   WITH THE COMPANY                DIRECTOR SINCE
- -----------------------------------  -----------  -------------------------------------------  -------------------
NOMINEES:
Robert E. Nederlander                        63   Chairman of the Board                        April, 1988
David M. Mauer                               47   Chief Executive Officer (since April,        September, 1993
                                                  1993); President (June 1994-June 1995)
Leonard Toboroff                             63   Vice President and Director                  April, 1988
Don R. Kornstein                             44   Director                                     April, 1995
John McConnaughy, Jr.                        66   Director                                     September, 1989
Glenn E. "Bo" Schembechler                   66   Director                                     September, 1991

OTHER EXECUTIVE OFFICERS:
Dan Cougill                                  43   President and Chief Operating Officer of             --
                                                  the Company (since June 1995); President
                                                  and Chief Operating Officer of Riddell,
                                                  Inc. (since February, 1994)
David Groelinger                             45   Chief Financial Officer (since March, 1996)          --
Lawrence Simon                               40   Senior Vice President and Treasurer (since           --
                                                  March 1996); Vice President, Chief
                                                  Financial Officer & Treasurer (October
                                                  1990-March 1996)
William Sherman                              34   Senior Vice President, Institutional                 --
                                                  Marketing of Riddell, Inc. (since December
                                                  1995); Vice President of Riddell, Inc.
                                                  (September 1993-December 1995)
Robert Brasser                               38   Senior Vice President, Consumer Products of          --
                                                  Riddell, Inc. (since December 1995); Vice
                                                  President of Riddell, Inc. (July
                                                  1994-December 1995)

    Set forth below is additional biographical information regarding each nominee and executive officer of the Company based on information supplied by them.

    ROBERT E. NEDERLANDER. Mr. Nederlander has been Chairman of the Board of the Company since April 1988 and was the Company's Chief Executive Officer from April 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also the Company's interim President and Chief Operating Officer. Mr. Nederlander has been President and a Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of the Nederlander Television and Film Productions, Inc.; Chairman of the Board since January 1988 of Mego Corporation and Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego Corporation; and Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993, when he became Vice Chairman. In 1995, Mr. Nederlander became a director of HFS Incorporated. Mr. Nederlander was a senior partner in the law firm of Nederlander, Dodge and Rollins in Detroit, Michigan, between 1960 and 1989.

    DAVID M. MAUER. Mr. Mauer became the Company's Chief Executive Officer on April 1, 1993, succeeding Mr. Nederlander. Mr. Mauer was President of Mattel U.S.A. from late 1990 through the beginning of 1993 and was President of Tonka U.S.A. Toy Group from 1988 until 1990. In 1995, Mr. Mauer was elected a member of the Board of Directors of The Topps Company, Inc.

    LEONARD TOBOROFF. Mr. Toboroff has been Vice President of the Company since April 1988. Since May 1989, Mr. Toboroff has been a Vice President and Vice Chairman of the Board of Allis-Chalmers Corp. Mr. Toboroff has been a practicing attorney since 1961 and from January 1, 1988 to December 31, 1990, was counsel to Summit Solomon & Feldesman in New York City, which was counsel to the Company from April 1988 through February 1993. He has been a Director since August 1987 and was Chairman and Chief Executive Officer from December 1987 to May 1988 of Ameriscribe Corp. Mr. Toboroff was Chairman and Chief Executive Officer from May-July 1982, and then was Vice Chairman from July 1982 through September 1988 of American Bakeries Company. Mr. Toboroff has been a director of Banner Aerospace, Inc., a supplier of aircraft parts and a director of ANMR Corp., a manufacturer of medical diagnostic equipment, since September 1992. He has been a director of Engex, Inc. and director of Saratoga Springs Beverage Co. since 1993.

    DON R. KORNSTEIN. Mr. Kornstein has been a member of the Board of Directors, Chief Executive Officer and President of Jackpot Enterprises, Inc. since September 1994. Prior to this he was a Senior Managing Director at Bear, Stearns & Co. Inc. for 17 years through September 1994.

    JOHN MCCONNAUGHY, JR. Mr. McConnaughy is Chairman and Chief Executive Officer of JEMC Corp. From 1969 to 1986, Mr. McConnaughy served as Chairman and Chief Executive Officer of Peabody International Corp. ("Peabody"). From 1981 to 1992, he served as Chairman and Chief Executive Officer of GEO International Corp. when it was spun off from Peabody in 1981. Mr. McConnaughy is a Director of DeVlieg Bullard Inc., Mego Corp., Transact International, Inc., Pantapec International, Inc., Enviropur Waste Refining and Technologies, Inc., Wave Systems, Inc., Oxigene, Inc. and Commonwealth Snack Co. GEO International Inc. filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 1993.

    GLENN E. "BO" SCHEMBECHLER. Mr. Schembechler was President of the Detroit Tigers from January 1990 through August 1992 and a member of the Tigers Board of Directors from 1989 through 1990. He is also a Director of Midland Company. From 1968 through 1989, Mr. Schembechler was head football coach of the University of Michigan and served as its Athletic Director in 1988 and 1989.

    DAN COUGILL. Mr. Cougill was appointed President and Chief Operating Officer of the Company in June, 1995 and of its subsidiary, Riddell, Inc., in February 1, 1994. Prior to his appointment, Mr. Cougill was employed in various capacities by Wilson Sporting Goods since 1977 and was a Vice President of Wilson Sporting Goods and the General Manager of its Team Sports Division prior to joining the Company.

    DAVID GROELINGER. In March of 1996, Mr. David Groelinger was appointed the Company's Chief Financial Officer. Before joining the Company and from 1994 he was a member of the Board of Directors, Executive Vice President and Chief Financial Officer of Regency Holdings (Cayman) Inc., which owned and operated a major international cruise line. Prior to this Mr. Groelinger served in various senior financial capacities during twelve years at Chiquita Brands International, Inc. In 1990, he was promoted to Vice President reporting to the Chiquita's President and Chief Operating Officer. Regency Holdings (Cayman) Inc. filed a petition to reorganize under Chapter 11 of the United States Bankruptcy Code in November 1995.

    LAWRENCE F. SIMON. Mr. Simon was Controller of the Company from April 1988 until appointed Treasurer and Chief Financial Officer of the Company in October 1990. Mr. Simon was Vice President, Chief Financial Officer and Treasurer from September 1993 through March 1996, when he was appointed Senior Vice President and Treasurer.

    WILLIAM SHERMAN. Mr. Sherman joined Riddell, Inc. (one of the Company's principal operating subsidiaries) in September 1994 as its Vice President-Institutional Marketing and was elected Senior Vice President in December, 1995. Prior to joining the Company, Mr. Sherman was employed by Wilson Sporting Goods since 1984. Most recently before joining Riddell, Inc. Mr. Sherman was Wilson's Vice President of Business Development, responsible for development for new business categories. Prior to that he was Vice President/Business Director responsible for research and development, marketing, purchasing/manufacturing and finance for Wilson's Team Sports Division. Mr. Sherman also was responsible for license management and strategic planning for Wilson's licensing program.

    ROBERT BRASSER. Mr. Brasser was appointed Senior Vice President, Consumer Products of Riddell, Inc. (one of the Company's principal operating subsidiaries) in December 1995 after joining Riddell, Inc. as Vice President of Retail marketing in July 1994. Prior to joining Riddell, Mr. Brasser served as Vice President of Sales and Marketing for Matrixx Marketing, Inc. from Septemer 1991 to June 1994, and from November 1988 to September 1991 was President of Waveland Associates. Prior to this Mr. Brasser held marketing positions with Kimberly-Clark and Helene Curtis.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS
                     VOTE "FOR" THE NOMINEES FOR DIRECTORS.

                STRUCTURE AND COMPENSATION OF BOARD OF DIRECTORS

DIRECTORS' FEES AND BOARD MEETING ATTENDANCE

    Directors who are not officers of the Company received a fee in 1995 of $15,000 per annum. In 1995, directors who were members of the Audit and Compensation Committees of the Board (Messrs. McConnaughy, Kornstein and Schembechler) were also each paid an aggregate additional amount of $5,000 per annum for their Committee memberships.

    During 1995, directors other than Mr. Mauer and Kornstein were granted an option to purchase 15,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. Mr. Mauer, the Company's Chief Executive Officer, was granted an option in 1995 to acquire

50,000 shares of Common Stock at an exercise price of $2.00 per share. See "Options Granted in 1995". In 1995, Mr. Kornstein was granted an option to acquire 20,000 shares at $1.81 per share and an option to acquire 7,500 shares of stock at an exercise price of $3.38 per share. See "Security Ownership of Certain Beneficial Owners and Management."

    The Company has agreed to indemnify each director and officer against certain claims and expenses for which the director might be held liable in connection with services on the Board. In addition, the Company maintains an insurance policy insuring its directors and officers against such liabilities.

    During calendar year ended December 31, 1995, there were 5 meetings of the Board of Directors, and all members attended each meeting.

COMMITTEE STRUCTURE AND MEETINGS

    The Board of Directors maintains an Executive Committee consisting of Mr. Nederlander, the Committee's Chairman, Mr. Mauer and Mr. Toboroff. Under the Company's Bylaws the Executive Committee has the power of the full Board. The Executive Committee met one time in 1995.

    The Board of Directors also maintains a Compensation Committee comprised in 1995 of Messrs. McConnaughy, Schembechler and, since April 4, 1995, Mr. Kornstein. Mr. McConnaughy was Chairman of the Committee in 1995. None of these individuals has ever been an officer of the Company. The Compensation Committee reviews and establishes the cash and non cash compensation of key employees and recommends grants of stock options under the Company's 1991 Stock Option Plan. It considers recommendations of management and, when it deems appropriate, the advice of outside experts in connection with these determinations. The Compensation Committee had one meeting, and acted by unanimous written consent in lieu of a meeting two times, in 1995.

    The Board of Directors has established an Audit Committee which in 1995 was comprised of Messrs. McConnaughy, Schembechler and, since April 4, 1995, Mr. Kornstein. Mr. McConnaughy was Chairman of the Committee in 1995. No member of the Audit Committee has ever been an officer of the Company. The Audit Committee reviews the Company's internal controls and the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate Company financial personnel and independent public accountants in connection with these reviews. The auditors have access to such Committee at any time. The Audit Committee met one time in 1995.

    The Company does not have a standing nominating committee.

    The members of each Committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board following the Annual Meeting and until their respective successors are elected and qualified. Each Committee elects its own Chairman.

                            SECTION 16(A) DISCLOSURE

    The Company believes, based solely on its review of the copies of the Forms 3, 4 and 5 required to be filed with the Company pursuant to Section 16(a) of the Exchange Act by its Officers, Directors and Beneficial Owners of over 10% of the Company's Common Stock ("insiders"), that during the fiscal year ended December 31, 1995, all filing requirements applicable to its insiders were materially complied with.

                   BOARD OF DIRECTORS REPORT ON COMPENSATION

GENERAL

    After consultation with supervising management, the Compensation Committee of the Board of Directors determined the cash compensation of, and recommended for full Board approval grants of incentive stock options to, senior executive officers for 1995. Messrs. Nederlander, Mauer and Toboroff are senior executive officers and members of the Board of Directors of the Company and do not vote on matters concerning their own compensation.

    COMPENSATION PHILOSOPHY

    The executive compensation philosophy (which is intended to apply to all Company management, including its Chief Executive Officer) of the Board of Directors and its Compensation Committee is to provide competitive levels of compensation, provide incentives to management, reward above average corporate performance, and assist the Company in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Board of Directors believes is consistent with others in the Company's industry and at a level that will aid in attracting and retaining qualified management. The Board of Directors endorses the position that equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

    The components of executive officer compensation are designed to meet the Company's compensation policies. Presently, the program is comprised of two elements: 1) base salary (plus benefits customarily paid to employees, such as insurance) and 2) incentive compensation, consisting of cash (bonus) and non-cash (stock options) incentive compensation.

    The Company from time to time consults with executive compensation experts to assist it in evaluating and establishing appropriate cash and noncash compensation for key employees and directors.

    CHIEF EXECUTIVE COMPENSATION

    In order to induce Mr. Mauer, the Company's Chief Executive Officer, to join the Company and become a member of its Board of Directors, in 1993 the Company entered into an employment agreement with him containing a compensation package including salary, stock options and an annual bonus described in "Employment and Consulting Agreements." Mr. Mauer's initial compensation was determined after the Board reviewed compensation paid to similarly qualified Chief Executive Officers in the competitive marketplace.

    In determining Mr. Mauer's salary, bonus and stock option awards for 1995, the Compensation Committee reviewed the significant improvement in the Company's overall operating results from prior years and the complex changes in its business required to achieve these results. Excluding the effect of certain pre-tax charges in 1994, the Company's operating income increased by $2,985,000 to $5,266,000 in 1995 compared to $2,281,000 in 1994. For the 1995 selling year Mr. Mauer successfully completed a transition of the Company's distribution system for its institutional products to a factory-direct basis by utilizing the Company's existing sales force, which had previously only sold athletic equipment reconditioning services. In addition, Mr. Mauer expanded the categories of the athletic products these salesmen sold to include items such as baseball products.

    The Committee also considered that Mr. Mauer restructured the Company's collectible products division by hiring separate management and introducing new products, including miniature football and hockey helmets. Sales in this division grew from $5,000,000 in 1993 to $8,800,000 in 1994 and nearly doubled to approximately $17,200,000 in 1995. Furthermore, the athletic reconditioning business experienced growth of 12% in 1995, principally due to increased volume resulting from an acquisition in January 1995 of a reconditioner located in the northeast corridor. Overall, under Mr. Mauer's leadership sales in the Company's sports products and services segment (which includes sales of athletic equipment, sports collectible products and reconditioning services) increased 23% in 1995 compared to 1994, and gross profit increased 28%.

    COMPENSATION OF OTHER EXECUTIVE OFFICERS

    Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position and the experience, qualifications and talents of the individual relevant to his or her position, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable public companies. Salary adjustments are, generally, discretionary and determined by evaluating management's recommendations, the competitive marketplace, the performance of the Company, the performance and overall contribution of the executive, and any increased responsibilities assumed by the executive.

    In order to induce qualified individuals to join the Company and continue their employment, the Company has granted certain senior executive officers guaranteed signing bonuses in fixed amounts as well as bonuses for the first year of employment. Bonuses in 1995 were determined by the Compensation Committee. In determining the size of an executive's bonus, if any, the Committee compared performance of the division in which the executive works to the Company's business plan for that division in that year, the contribution of the individual to the performance of that division, and the individual's performance against agreed-upon goals developed by the employee with senior management.

    After reviewing recommendations of supervising management, the Compensation Committee recommended for full Board approval grants of stock options to certain employees and executive officers. In keeping with the philosophy of the Board of Directors, options granted to executive officers generally vest over a period of years. It is the philosophy of the Board of Directors that stock options should be awarded primarily to key employees of the Company and its subsidiaries and members of its Board of Directors to promote the long-term interest in the welfare of the Company and assist in the retention of such employees, and that stock options should be awarded on an intermittent basis in furtherance of this philosophy.

    In accordance with rules of the Securities and Exchange Commission (the "Commission"), the Executive Compensation Philosophy of the Board is not intended to be "filed" or "soliciting material" or subject to Regulations 14A or 14C or Section 18 of the Exchange Act, or incorporated by reference into any other filing by the Company with the Commission.

                                          THE BOARD OF DIRECTORS
                                          Robert E. Nederlander
                                          David M. Mauer
                                          Leonard Toboroff
                                          Don R. Kornstein
                                          John McConnaughy, Jr.
                                          Glenn E. Schembechler

SUMMARY COMPENSATION TABLE

    The table below sets forth the cash compensation paid to or accrued for the Company's Chief Executive Officer and its four most highly paid executive officers in 1995 for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1995, 1994 and 1993.

                                                                                          LONG TERM
                                                                                     COMPENSATION AWARDS
                                                ANNUAL COMPENSATION                  --------------------
                                ---------------------------------------------------       SECURITIES
                                                                     OTHER ANNUAL         UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS     COMPENSATION(1)        OPTIONS(2)        COMPENSATION(4)
- ------------------------------  ---------  ---------  -----------  ----------------  --------------------  -----------------
David M. Mauer                       1995  $ 457,500  $ 170,000           --                50,000             $   4,620
 Chief Executive Officer             1994    420,000    120,000                            100,000(3)              1,100
 (since April 1993)                  1993    307,244     61,710                            300,000(3)             --

Robert E. Nederlander                1995  $ 173,355      --              --                15,000             $   0
 Chairman of the Board; (since       1994    166,565      --              --                15,000                --
 1988); Chief Executive              1993    162,504      --              --                  --                  --
 Officer (1988-April 1, 1993);
 President and Chief Operating
 Officer (February-June 1992)

Leonard Toboroff                     1995  $ 173,355      --              --                15,000             $  11,647
 Vice President                      1994    166,565      --              --                15,000                 1,422
 (since April 1988)                  1993    162,504      --              --                  --                  --

Dan Cougill                          1995  $ 206,923  $  60,000           --                15,000             $   4,322
 President and Chief Operating       1994    180,000    110,000           --                75,000                --
 Officer
 (since June 1995); President
 and Chief Operating Officer
 of Riddell, Inc. (since
 February 1994)

William Sherman                      1995  $ 127,923  $  25,000           --                  --               $     967
 Senior Vice President-              1994     65,535     20,000           --                25,000
 Institutional Products (since
 December 1995) of Riddell,
 Inc; Vice President (from
 September 1994 to December
 1995) of Riddell, Inc.


- ------------------------------
(1) Perquisites and other personal benefits paid in 1995 for the named executive officers aggregated less than the lesser of $50,000 and 10% of the total annual salary and bonus set forth in the columns entitled, "Salary" and "Bonus" for each named executive officer and, accordingly, are omitted from the table as permitted by the rules of the Commission.

(2) These options were issued under the Company's 1991 Stock Option Plan. See "Stock Options Granted in 1995."

(3) In 1994 the Company canceled an option previously granted to Mr. Mauer to acquire 100,000 shares of Common Stock and in its place issued an option to acquire an equal number of shares at a lower exercise price per share. The option to acquire 300,000 shares issued in 1993 includes the option to acquire 100,000 shares so repriced.

(4) Represents the Company's contribution to its 401K Plan on behalf of the employee, and in the case of Mr. Toboroff, includes the dollar value of approximately $7,000 of insurance premiums paid on behalf of Mr. Toboroff under an Indeterminate Premium One Year Term Life Policy pursuant to which he will receive the cash surrender value.

                         STOCK OPTIONS GRANTED IN 1995

    The following table sets forth information concerning individual grants of stock options made during 1995 to each executive officer listed below pursuant to the Company's 1991 Stock Option Plan.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                      ANNUAL RATES OF
                                NUMBER OF                                                               STOCK PRICE
                                SECURITIES                                                            APPRECIATION FOR
                                UNDERLYING    % OF TOTAL OPTIONS                                       OPTION TERM(4)
                                 OPTIONS     GRANTED TO EMPLOYEES   EXERCISE PRICE    EXPIRATION    --------------------
NAME                             GRANTED        IN FISCAL YEAR         PER SHARE         DATE          5%         10%
- -----------------------------  ------------  ---------------------  ---------------  -------------  ---------  ---------
David M. Mauer                    50,000(1)              28%           $    2.00           6/29/00  $  27,628  $  61,051
Dan Cougill                       15,000(2)               8%           $    3.38           9/28/00     13,987     30,907
Robert Nederlander                15,000(3)               8%           $    2.00           6/29/00      8,228     18,315
Leonard Toboroff                  15,000(3)               8%           $    2.00           6/29/00      8,228     18,315

- ------------------------
(1) This option expires in June, 2000, vests in full on June 29, 1996, and is canceled upon a termination of employment for cause. In the event Mr. Mauer's employment is terminated by the Company, generally, other than for cause, this stock option becomes fully exercisable for 90 days.

(2) Mr. Cougill's option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant and expires September 28, 2000. The option is canceled upon a termination of employment for cause. In the event Mr. Cougill's employment is terminated by the Company, generally, other than for cause, the option becomes fully exercisable for 90 days.

(3) Messrs. Nederlander and Toboroff were granted options together with the other members of the Company's Board of Directors in 1995 under the Company's 1991 Stock Option Plan. The options are fully exercisable commencing June 1996 through 2000. Each option is canceled upon a termination of employment for cause. In the event the employee's employment is terminated by the Company, generally, other than for cause, each stock option becomes fully exercisable for 90 days.

(4) Based upon the per share market price on the date of grant and an annual appreciation of such market price at the rate stated in the table through the expiration date of such options. Gains, if any, are dependent upon the actual performance of the Common Stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code and any applicable state laws.

                       STOCK OPTIONS HELD AT END OF 1995

    The following table indicates the total number of exercisable and unexercisable stock options held by each executive officer listed below on December 31, 1995. No options to purchase the Company's Common Stock were exercised during 1995. On Friday, December 29, 1995, the last sales price of the Common Stock on NASDAQ was $3.13 per share.

                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                      OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS
                                                1995                AT DECEMBER 31, 1995
                                     --------------------------  --------------------------
NAME                                 EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------------------  -----------  -------------  -----------  -------------
David M. Mauer                          120,000        230,000    $  --        $    56,250
Dan Cougill                              37,500         52,500       21,094         21,094
Robert E. Nederlander                    71,000         15,000        7,500         16,875
William Sherman                           6,250         18,750        2,344          7,031
Leonard Toboroff                         71,000         15,000        7,500         16,875

                     COMPARATIVE PERFORMANCE BY THE COMPANY

    The following graph shows a comparison of cumulative total returns for the Company, the NASDAQ Market Index and an index of peer companies selected by the Company for the period from June 27, 1991 (the day the Company's Common Stock began publicly trading) to December 31, 1995. In accordance with the rules of the Commission, the Company's Comparative Performance Information is not intended to be "filed" or "soliciting material" or subject to Regulations 14A or 14C or Section 18 of the Exchange Act, or incorporated by reference into any other filing by the Company with the Commission.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         RIDDELL SPORTS
                                              INC.         SIC INDEX    NASDAQ MARKET INDEX
6/27/91                                           $100.00     $100.00                 $100.00
12/31/91                                           103.13      113.51                  114.75
12/31/92                                            54.69      103.62                  115.87
12/31/93                                            28.13      154.44                  138.99
12/31/94                                            25.00      160.13                  145.93
12/31/95                                            39.06      144.13                  189.28
Assumes $100 invested on June 27,
1990

    The graph compares the performance of the Company, the NASDAQ Market Index and an index of companies in the sporting and athletic goods industry having the same SIC Code as the Company (SIC Code 3949-Sporting and Athletic Goods), with the investment weighted on market capitalization at the beginning of each period for which a return is indicated. The total returns presented assume the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The line of business index (SIC Code 3949), obtained through Media General Financial Services, is the same index as the index used by the Company in its Proxy Statement dated May 20, 1995.

            EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    In June 1992, the Company entered into an employment agreement with each of Messrs. Nederlander and Toboroff. Each agreement continues until terminated by the Company, with termination effective three years after the Company delivers notice of termination or, if earlier, until the death or disability of the employee. The agreements are immediately terminable by the Company for Cause (as defined). Bonuses are discretionary with the Board. Each agreement provides a base salary of $162,500 which may be increased in the discretion of the Board, provided that in any event each year the salaries are increased at least by the percentage increase in the Consumer Price Index. Each agreement provides that in the event the Company terminates the employee's employment, generally, other than for Cause, the employee will receive his full salary through the end of the term of his agreement and annual bonuses for the remainder of the term equal to the average of the annual bonuses awarded to the employee prior to termination. Each agreement acknowledges that the employee will devote time and provide services to entities other than the Company.

    In April 1993, the Company entered into an employment agreement with Mr. Mauer. The agreement, as amended in 1994, provides an annual base salary in such amount in excess of $400,000 as the Board of Directors may determine from time to time. The agreement provides for years after 1993 that the Board of Directors and Mr. Mauer establish target bonuses based upon measures to be agreed upon before the beginning of each calendar year, and that Mr. Mauer's bonus will be a percentage, not to exceed 100%, of his base salary based upon the percent of the targets achieved. The agreement continues until terminated by the Company, with termination effective three years after the Company delivers notice of termination or, if earlier, until Mr. Mauer's death or disability. The agreement is immediately terminable for Cause (as defined). In the event Mr. Mauer's employment is terminated, generally, other than for Cause, Mr. Mauer will receive his salary for a period of three years plus a pro rata portion of the bonus earned through the date of termination, and his options become fully exercisable for one year.

    The Company entered into an employment agreement with Mr. Cougill as of February 1, 1994, providing for a $50,000 signing bonus, an annual salary of $200,000 per annum and minimum bonus of $50,000 for 1994. Mr. Cougill was granted an Option for five years to purchase 75,000 shares of the Company's Common Stock at $2.56 per share. In the event Mr. Cougill's employment is terminated by the Company, generally, other than for Cause (as defined), the stock options become fully exercisable for one year. The employment agreement also provides that in the event the Company terminates Mr. Cougill's employment, generally, other than for Cause, Mr. Cougill will receive his full salary for a period of one year plus the pro rata portion of his bonus earned through the date of termination by the Company, and his options become exercisable in full for one year. The Agreement is immediately terminable for Cause and expires, unless renewed, in May 1998.

    The Company entered into a two year employment agreement with Mr. Groelinger effective March 1996 in connection with his joining the Company as Chief Financial Officer. The agreement provides for an annual base salary of $180,000 and a guaranteed minimum bonus for 1996 of $25,000. Thereafter, bonuses will be a percentage of his salary, with a target of 40%. Mr. Groelinger was granted a ten year option to purchase 65,000 shares of the Company's Common Stock at an exercise price of $4.63 per share. The agreement is immediately terminable for Cause (as defined). The agreement provides generally that if Mr. Groelinger's employment is terminated other than for Cause, he will be paid no less than one year's salary (two years' salary in the event termination arises in connection with a Change of Control (as defined)) plus a pro rata portion of his bonus through the date of termination, and his stock options become immediately exercisable for one year to the extent then vested.

    The stock options granted to Messrs. Mauer, Cougill and Groelinger in connection with their employment agreements become immediately exercisable in the event of a change of control (as defined in their respective employment agreements).

                 PROPOSED AMENDMENTS TO 1991 STOCK OPTION PLAN

INTRODUCTION

    The Company's Board of Directors has previously adopted the 1991 Stock Option Plan (the "1991 Plan"). The Board believes that the 1991 Plan is desirable to attract and retain directors, executives and other key employees of outstanding ability. Under the 1991 Plan, options may be granted from time to time to key employees, including officers, directors, advisors and independent consultants to the Company or to any of its subsidiaries.

    The Company is proposing four amendments to the 1991 Plan discussed below. The following discussion is qualified by the terms of the proposed amendments, which are attached hereto as Exhibit A.

GENERAL DESCRIPTION OF 1991 STOCK OPTION PLAN

    The 1991 Plan is administered by the Board of Directors, which may empower a committee of directors to administer the 1991 Plan. If such committee is appointed, it may exercise all of the powers of the Board in relation to the 1991 Plan. The Board is generally empowered to interpret the 1991 Plan, to prescribe rules and regulations relating thereto, to determine the terms of the option agreements, to amend them with the consent of the optionee, to determine the employees to whom options are to be granted, and to determine the number of shares subject to each option and the exercise price thereof. Options granted under the 1991 Plan may be designated as incentive stock options ("ISOs") or nonqualified stock options ("NQSOs"). The per share exercise price for ISOs granted to directors, officers and employees may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% of such fair market value if the optionee owns more than 10% of the Common Stock of the Company), and for NQSOs, not less than 85% of fair market value on the date the NQSO is granted. Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of the Company, or at the discretion of the Board, the Company may loan some or all of the purchase price to the optionee.

    In the discretion of the Board, NQSOs may be exercisable immediately and need not terminate upon termination of the optionee's relationship with the Company, and the Board may amend the terms and provisions (other than the option price) of any NQSOs. Options could be exercisable for a term which may not be less than one year or greater than ten years from the date of grant. ISOs are not transferable other than by will or by the laws of descent and distribution. NQSOs may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. In the event of a change in control or certain other basic changes in the Company, in the Board's discretion, each option may become fully and immediately exercisable. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative. The Board may decrease the exercise price of outstanding options to the fair market value of the Common Stock on the date the Board resolves to decrease such price.

    Options granted pursuant to the 1991 Plan may be designated as ISOs, with the attendant tax benefits provided under Sections 421 of the Internal Revenue Code of 1986, as amended. Accordingly, the 1991 Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs becoming exercisable for the first time by an employee during any calendar year (under all stock option plans of the Company and its subsidiaries) may not exceed $100,000.

    Assuming the stockholders approve the amendments to the 1991 Plan described below, each Company director other than any director who is also the Chief Executive Officer will receive an option to acquire 7,500 shares of Common Stock each year. In addition, each individual (other than current directors) will receive an option to acquire 15,000 shares of Common Stock upon becoming a member of the Board of Directors and, after the first anniversary of his joining the Board, the annual grant of an option to acquire 7,500 shares concurrently with the grants to the other directors. All such directors' options will become exercisable in full on the first anniversary of the date of grant.

    The Board may modify, suspend or terminate the 1991 Plan, provided however, that certain material modifications affecting the 1991 Plan must be approved by the stockholders, and any change in the 1991 Plan that may adversely affect an optionee's rights under an option previously granted under the 1991 Plan requires the consent of the optionee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE 1991 PLAN

    The Company has been advised by its counsel as follows regarding the federal income tax consequences with respect to the grant and exercise of stock options and the payment in stock of the exercise price of options under the 1991 Plan.

    An optionee will not be taxed upon the grant of an option. At the time of exercise of an option other than an ISO, the optionee generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares over the option price. The Company generally will be entitled to a deduction in the same amount, and the shares so acquired will have a basis to the optionee equal to their fair market value. Upon the sale of a share so acquired, any gain or loss will be a capital gain or loss measured by the difference between the optionee's basis and the amount realized on such sale, provided the share is a capital asset in the hands of the holder.

    At the time of exercise of an ISO, the optionee will realize no income, and the Company will not be entitled to any deduction. The optionee generally will have an item of tax preference equal to the excess of the fair market value of the shares at such time over the option price. Upon the sale of a share acquired pursuant to the exercise of an ISO, any gain or loss will generally result in a capital gain or loss (measured by the difference between the amount realized on such sale and the exercise price, provided the share sold is a capital asset in the hands of the holder). However, if at the time of the sale or other disposition of such share, the optionee held the share for less than one year after its issuance to him or less than two years after the grant of the option (a "Disqualifying Disposition"), a portion (or all) of any gain will be taxed as ordinary income at the time of the disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise (or if less, the amount realized upon disposition) over the option price. The Company is not entitled to a tax deduction with respect to the grant or exercise of an ISO. However, if the optionee disposes of his stock in a Disqualifying Disposition, the Company may be entitled to a tax deduction for the amount of ordinary income, if any, realized by the optionee.

    If an optionee uses previously acquired shares of Common Stock to pay the exercise price of an option, the optionee would not ordinarily recognize any taxable income to the extent that the number of new shares of Common Stock received upon exercise of the option does not exceed the number of previously acquired shares so used. If nonrecognition treatment applies to the payment for option shares with previously acquired shares, the tax basis of the option shares received without recognition of taxable income is the same as the basis of the shares surrendered as payment. In the case of an ISO, if a greater number of shares of Common Stock is received upon exercise than the number of shares surrendered in payment of the option price, such excess shares will have a zero basis in the hands of the holder. Where an option other than an ISO is being exercised, the option holder will be required to include in gross income (and the Company will be entitled to deduct) an amount equal to the fair market value of the additional shares on the date the option is exercised less any cash paid for the shares. Moreover, if the stock previously acquired by exercise of an ISO is transferred in connection with the exercise of another option whether or not an ISO, and if, at the time of such transfer, the stock so transferred has not been held for the holding period required in order to receive favorable treatment under the rules governing ISOs, then such transfer will be treated as a Disqualifying Disposition of the shares so transferred.

PROPOSED AMENDMENT INCREASING AVAILABLE OPTIONS

    The Company's Board of Directors adopted the 1991 Plan, which was approved by the Company's shareholders, to attract and retain qualified management. Currently, options to acquire an aggregate of 1,165,500 shares of Common Stock may be granted under the 1991 Plan, and options to acquire 1,099,550 shares have been granted as of April 15, 1996. Because it believes that the 65,950 shares remaining available for grant under the 1991 Plan are not sufficient to reward, attract and retain qualified management, the Board of Directors has approved an amendment to the 1991 Plan, hereby submitted for stockholder approval. The amendment will increase the number of shares of Common Stock available for grant of options by 250,000 from 1,165,500 to 1,415,500.

PROPOSED AMENDMENT LIMITING ANNUAL GRANTS

    In order for the compensation in respect of options granted in the future under the 1991 Plan to be deductible to the Company as "performance based compensation" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Board has adopted, and hereby recommends, an amendment to the 1991 Plan limiting the number of shares of Common Stock with respect to which options may be granted to any individual in any year to no more than 150,000.

PROPOSED AMENDMENT PROVIDING ANNUAL GRANTS TO DIRECTORS

    Section 16(b) of the Exchange Act provides, among other things, that the Company may be entitled to recover any gain that an officer or director receives when he sells shares of stock upon exercising an option granted to him under the 1991 Plan if within six months before or after such sale he is granted another option under the 1991 Plan. In view of the potential harshness of this rule, the Commission promulgated an exemption from its application contained in Rule 16b-3 of the Exchange Act. In order for this exemption to be available to individuals receiving grants of options under the 1991 Plan, the Rule requires that "disinterested directors" administer the plan.

    In order that the directors qualify as "disinterested directors" under
Section 16 of the Exchange Act, and to otherwise eliminate the use of discretion in the grant of options to directors, the Board has adopted, subject to the condition that the proposed amendment increasing by 250,000 the number of shares available for grant of options under the 1991 Plan is approved by the stockholders, an amendment to the 1991 Plan pursuant to which each director other than any director who is also the Chief Executive Officer will receive an annual grant of an option to purchase 7,500 shares of Common Stock. The amendment would also provide that each individual who joins the Board of Directors (excluding current directors) will receive an initial grant of an option to acquire 15,000 shares of Common Stock, and after the first anniversary of his joining the Board will receive the annual grant of an option to acquire 7,500 shares concurrently with the grants to other directors. All such options will have an exercise price equal to the fair market value of the Common Stock on the date of grant, which will be the closing price of the Common Stock on the date of each Annual Meeting of Stockholders. Assuming the stockholders approve the proposed amendment to increase the number of shares available for grant of options under the 1991 Plan, the Board is submitting for stockholder approval, and recommending, that the stockholders approve the proposed amendment to provide fixed grants of options to directors.

REQUIRED VOTE FOR APPROVAL OF AMENDMENTS

    The 1991 Plan requires approval of a majority of stockholders present at a meeting of stockholders by proxy or in person in order to implement certain material modifications to the

1991 Plan. Thus, assuming a quorum is present, the affirmative vote of a majority of the shares of the Common Stock present at the Annual Meeting of Stockholders entitled to vote is required to approve the above-described amendments to the 1991 Plan.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE APPROVAL OF THE AMENDMENTS TO THE 1991 STOCK OPTION PLAN.

                      PROPOSED AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

GENERAL

    The Company's Certificate of Incorporation (the "Certificate") currently authorizes 20,000,000 shares of Common Stock, $0.01 par value, and 1,000,000 shares of Preferred Stock (the "Preferred Stock") par value $0.01 per share. On December 8, 1995, the Company's Board of Directors adopted, subject to shareholder approval, an amendment to the Certificate (the "Amendment") to increase the number of shares of Common Stock authorized for issuance under the Certificate by 20,000,000, to a total of 40,000,000 shares and to increase the number of shares of Preferred Stock authorized for issuance under the Certificate by 4,000,000, to a total of 5,000,000 shares. To implement this amendment, the first paragraph of Article 4 of the Company's Certificate would be amended to read in its entirety:

       "Fourth. The total number of shares of Stock which the Corporation shall have authority to issue is FORTY-FIVE MILLION (45,000,000) consisting of Forty Million (40,000,000) shares of Common Stock, par value $.01 per share, and (ii) Five Million (5,000,000) shares of Preferred Stock, par value $.01 per share.

REASONS FOR THE PROPOSED AMENDMENT

    The number of authorized shares of the Company's stock has remained at 20,000,000 share of Common Stock and 1,000,00 shares of Preferred Stock since the Company was formed as a privately held corporation in 1988. As of April 15, 1996 approximately 9,566,000 shares of Common stock were issued and outstanding or reserved for the issuance of shares under options and warrants, leaving approximately 10,434,000 shares of Common Stock available for future issuance. No shares of Preferred Stock are currently outstanding. The number of shares remaining available is not considered adequate for the Company's future possible requirements as a publicly held corporation.

    The Company's Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock and Preferred Stock to the proposed level in order to provide a reserve of shares available for issuances in connection with possible future actions. Such actions may include, but are not limited to, issuing additional shares in connection with stock splits or stock dividends, financing through the issuance of equity securities, acquiring property or companies with the Company's stock, establishing strategic relationships with corporate partners, employee benefit plans or creating impediments to a takeover or transfer of control of the Company and for other general corporate purposes. If the additional authorized Common Stock and Preferred Stock is available for issuance, the Board of Directors would avoid delays and expense occasioned by the necessity of obtaining stockholder approval at the time the action is to occur, which will better enable the Company to engage in such transactions.

    The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. If the Amendment is adopted, it will become effective upon filing of the Amendment with the Secretary of the State of Delaware.

POSSIBLE EFFECTS OF THE AMENDMENT

    If the proposed Amendment is approved, the Board of Directors may cause the issuance of additional shares of Common Stock or Preferred Stock without further vote of stockholders of the Company, except as provided under the Delaware corporate law or under the rules of the NASDAQ or any national securities exchange on which shares of Common Stock or Preferred Stock of the Company are then listed. Current holders of Common Stock have no preemptive or like rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding Common Stock.

    In addition, the Board of Directors could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of stock may deter a future takeover attempt which holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price. The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti takeover effects, the proposed Amendment to increase the authorized Common Stock and Preferred Stock is not prompted by any specific effort or takeover threat currently perceived by management.

REQUIRED VOTE

    Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock at the Annual Meeting of Stockholders and entitled to vote on this item is required to approve the Amendment to the Certificate of Incorporation.

           THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

    In 1995, the Company entered into an agreement with Mr. McConnaughy pursuant to which he agreed to provide certain investment banking services through 1996 for an aggregate fee of $75,000. Mr. McConnaughy is a member of the Company's Board of Directors and its Compensation and Audit Committees and a member of a group of stockholders who may be deemed to beneficially own and exercise control over approximately 47% of the Company's outstanding Common Stock and management as of April 15, 1996. See "Security Ownership of Certain Beneficial Owners and Management" and "Restructuring of Ownership of Company's Stock by Principal Stockholders." Mr. McConnaughy did not vote with respect to the Board of Directors' resolution to enter into the agreement for his investment banking services.

    In 1996 the Company began presenting "Bo Schembechler Football Clinics" throughout the United States. Mr. Schembechler, the former head football coach at the University of Michigan from 1968 through 1989, assisted in designing and operating the clinics. Mr. Schembechler was also the lead speaker on football coaching and safety to over 1,000 high school coaches and athletic directors at these clinincs. Mr. Schembechler received a fee of $2,500 for each of 8 clinics for his services in 1996, and the Company anticipates conducting additional clinics in future years for which Mr. Schembechler will receive additional compensation. In April 1996, Mr. Schembechler resigned from the Compensation Committee of the Company's Board but remains a member of the Board and its Audit Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OBLIGATIONS TO CERTAIN SHAREHOLDERS

    In September 1988, the Company issued the Note to MLC in the original principal amount of $2,000,000 in connection with a recapitalization. In the recapitalization, the Company issued Common Stock in exchange for Class A Common Stock of the Company owned by MLC (which had a preferential right to receive $4,000,000 before any dividends or distributions were to be made to any other stockholders), Class B Common Stock owned by MacGregor Sporting Goods, Inc. ("Mac I") (from certain subsidiaries of which the Company acquired its initial businesses in April 1988 for certain cash consideration, Class B Common Stock, long term notes and assumed liabilities) and Class B Common Stock owned by Mr. Frederick Brooks (the Company's President and Chief Operating Officer until February 1992). Originally due in 1993, the Note was extended until January 1998, subject to mandatory prepayments relating to cash flow measurement and changes in capitalization. The outstanding balance of the Note at April 15, 1996 was $870,834. The Note bears interest at 10% per annum, is secured by a lien on substantially all of the assets of the Company and is subordinated to the Company's indebtedness to NBD Bank.

    In 1994 the Company granted MLC a Warrant to purchase 150,000 shares of its Common Stock in consideration for the extension of the Note. As discussed in "Restructuring of Ownership of Company's Stock by Principal Stockholders," in August 1995 certain of the original partners withdrew from MLC, and in connection with MLC Restructuring, Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff or entities controlled by them acquired interests in the Warrant.

    In May 1991, Messrs. Nederlander, Toboroff, Epstein, McConnaughy and Brooks (the "Investors") acquired from a party not affiliated with the Company a promissory note with an aggregate principal amount of $439,000. The Note was originally issued in April 1988 to Mac I in connection with the acquisition described above. The unaffiliated seller had acquired substantially all of the assets of Mac I's successor, MacGregor Sports Inc., in a sale authorized during the successor's bankruptcy proceedings. The Note is due in April 1998 and bears simple interest at the rate of 8% per annum (which interest accrues and is not paid until the principal is due) and is unsecured. In August 1995, Mr. Epstein transferred his interest in the Note to Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff in connection with the MLC Restructuring.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Grant Thornton have been the principal accountants of the Company during the calendar year ended December 31, 1995 and have been selected as the Company's principal accountants for the current calendar year, subject to ratification by the shareholders. A representative of Grant Thornton will be present at the Annual Meeting, with an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

    If, prior to the next Annual Meeting of Stockholders, such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent auditors whose appointment for any period subsequent to the next Annual Meeting will be subject to stockholder approval at such meeting.

    Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting of Stockholders and entitled to vote on this item is required to ratify the selection of the Company's independent auditors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE
          RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal for action at the next Annual Meeting of Stockholders which the stockholder desires to be presented in the Company's Proxy Statement with respect to such meeting should submit such proposal to the Company, c/o its General Counsel, Lisa J. Marroni, Esq., Riddell Sports Inc., 900 Third Avenue, 27th Floor, New York, New York 10022, no later than February 27, 1997.

                                 OTHER MATTERS

    Other than as set forth in this proxy statement, within a reasonable time before the commencement of this solicitation, the Board of Directors did not know of any other business constituting a proper subject for action by the stockholders to be presented at the Annual Meeting. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

    The proxies named in the enclosed form of proxy and their substitutes, if any, will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and, where a choice is specified on the form of proxy, the shares will be voted in accordance with each specification so made.

    A list of stockholders of record of the Company as of May 15, 1996, will be available for inspection by stockholders during normal business hours from May 31 through July 1, 1996 at the offices of the Company, 900 Third Avenue, 27th Floor, New York, New York 10022.

    In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by officers, directors, or employees of the Company, or by any one or more of the foregoing means. The Company will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company's shares. All expenses in connection with such solicitation are to be paid by the Company.

                                          By Order of the Board of Directors
                                          Robert E. Nederlander
                                          CHAIRMAN OF THE BOARD

Dated: May 20, 1996

                                                                       EXHIBIT A

                             AMENDMENT NO. 3 TO THE
                            RIDDELL SPORTS INC. 1991
                               STOCK OPTION PLAN

    WHEREAS, the Board of Directors (the "Board") of Riddell Sports Inc. (the "Company") has heretofore adopted the Riddell Sports Inc. 1991 Stock Option Plan (the "Plan"); and

    WHEREAS, the Board has previously amended the Plan on August 20, 1992 and on September 30, 1993; and

    WHEREAS, the Board desires to further amend the Plan.

    NOW, THEREFORE, the Plan is hereby further amended, subject to the approval of this Amendment by the stockholders of the Company, as follows:

    1. The third sentence of Section 2 is hereby amended by deleting the number "1,165,500" and inserting, in lieu thereof, the number "1,415,500."

    2. Section 2 is hereby further amended by adding a new sentence at the end thereof to read as follows:

           "In no event may Options with respect to more than 150,000 shares be granted to any Eligible Individual in any one calendar year."

    3. Section 18 is hereby amended by deleting paragraph 2 thereof and inserting, in lieu thereof, the following:

           "2. The term "disinterested person" shall have the meaning ascribed thereto in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Age")."

    4. The Plan is hereby amended by adding a new Section 19 thereto to read as follows:

                               "DIRECTOR OPTIONS

           Notwithstanding any of the other provisions of the Plan to the contrary, the provisions of this Section 19 shall apply only to grants of Options to directors of the Company. Except as set forth in this Section 19, the other provisions of the plan shall apply to grants of Options to directors to the extent not inconsistent with this Section.

           (a) GENERAL. Directors shall receive nonqualified stock options in accordance with this Section 19 and may not be granted Incentive Stock Options under this Plan. The exercise price per share of Common Stock purchasable under Options granted to directors under this
           Section 19 shall be the fair market value (determined under Section
           5) of a share of Common Stock on the date of grant. No Agreement with any director may alter the provisions of this Section 19 and no Option granted to a director under this Section 19 may be subject to a discretionary acceleration of exercisability.

           (b) AUTOMATIC GRANTS. (1) Upon becoming a member of the Board of Directors, each director (other than members of the Board on the date of the annual stockholders' meeting in 1996 and other than a director who is also the Chief Executive Officer) shall be granted automatically without action by the Board, an Option to purchase 15,000 shares of Common Stock.

           (2) On the date of the annual stockholders' meeting first occurring after the first anniversary of a grant to a director pursuant to paragraph b(1) above, such director shall be granted an Option to acquire 7,500 shares of Common Stock.

           (3) On the date of each annual meeting of stockholders commencing with the annual meeting in 1996, each director, other than a director who is also the Chief Executive Officer and other than a director who has received a grant of Options pursuant to paragraph b(1) above less than one year prior to such annual meeting date, will be granted automatically, without action by the Board, an Option to purchase 7,500 shares of Common Stock.

           (4) On the date of each annual meeting of stockholders commencing with the annual meeting in 1997, each director who has previously received an Option under paragraph b(2) or b(3) above (other than a director who is then also the Chief Executive Officer), will be granted automatically, without action by the Board, an Option to purchase 7,500 shares of Common Stock.

           (c) VESTING. Subject to Section 18 hereof, each Option shall be exercisable as to 100 percent of the shares covered by the Option on the first anniversary of the date the Option is granted; provided, however, that upon the Retirement of a director all Options held by such director pursuant to this Section 19 shall become 100 percent exercisable. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but no later than the date the option expires. Sections 9 and 10 hereof shall not apply to Options granted to directors pursuant to this Section 19.

           (d) DURATION.  Each Option granted to a director pursuant to this
           Section 19 shall expire on the first to occur of (i) the tenth anniversary of the date of grant of the Option, (ii) the second anniversary of the director's termination of service as a member of the Board other than for Cause or (iii) thirty days following the director's removal from the Board for Cause. The Board may not provide for an extended exercise period beyond the periods set forth in this Section 19.

           (e) DEFINITIONS. For purposes of this Section 19, the following terms shall have the following meanings:

               "Cause" shall mean the termination of service as a member of the Board by a director due to any act of (i) fraud or intentional misrepresentation, or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary.

               "Retirement" shall mean the termination of service as a member of the Board by a director that occurs (i) after having served as a member of the Board for at least 10 years and (ii) other than for Cause."

                              RIDDELL SPORTS INC.

                ANNUAL MEETING OF STOCKHOLDERS -- JUNE 27, 1996        PROXY

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE PROPERLY MARKED AND EXECUTED BY THE UNDERSIGNED STOCKHOLDER THIS WILL BE VOTED FOR PROPOSALS 1 AND 2 AS RECOMMENDED BY THE BOARD OF DIRECTORS.

    The undersigned hereby appoints each of Robert E. Nederlander and David M. Mauer, each with full power to act without the other, and with full power of substitution as the undersigned or any attorneys and proxies of the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders, to be held at the Harvard Club, 27 West 44th Street, New York, New York on Thursday, June 27, 1996 at 1:00 p.m., local time, or at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth below.

1.         ELECTION OF DIRECTORS.
           / / FOR all nominees below (except as marked to the contrary below)
           NOMINEES: ROBERT E. NEDERLANDER, DAVID M. MAUER, LEONARD TOBOROFF, DON
           R. KORNSTEIN, JOHN MCCONNAUGHY, JR., AND GLENN E. ("BO") SCHEMBECHLER.

1.
           / / WITHHOLD AUTHORITY to vote for all nominees below


INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name in the space provided: ___________________________________________________

2.         AMENDING THE COMPANY'S 1991 STOCK OPTION PLAN TO LIMIT THE NUMBER OF
           SHARES OF COMMON STOCK WITH RESPECT TO WHICH OPTIONS MAY BE GRANTED TO
           ANY INDIVIDUAL IN ANY YEAR.

2.


            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.         AMENDING THE COMPANY'S 1991 STOCK OPTION PLAN TO INCREASE THE NUMBER
           OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 250,000
           SHARES.

3.


            / /  FOR            / /  AGAINST            / /  ABSTAIN

4.         IN THE EVENT PROPOSAL NUMBER 3 IS APPROVED BY THE STOCKHOLDERS,
           AMENDING THE COMPANY'S 1991 STOCK OPTION PLAN TO PROVIDE FIXED GRANTS
           OF OPTIONS TO MEMBERS OF THE BOARD OF DIRECTORS.

4.


            / /  FOR            / /  AGAINST            / /  ABSTAIN

           AMENDING THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE
5.         NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE
           FROM 20,000,000 TO 40,000,000 AND TO INCREASE THE NUMBER OF SHARES OF
           PREFERRED STOCK THE COMPANY IS AUTHORIZED TO ISSUE FROM 1,000,000 TO
           5,000,000.


5.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

6.         TO RATIFY THE APPOINTMENT OF GRANT THORNTON AS CERTIFIED INDEPENDENT
           PUBLIC ACCOUNTANTS FOR THE 1996 CALENDAR YEAR.

6.


            / /  FOR            / /  AGAINST            / /  ABSTAIN

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                             Dated _______________________, 1996
                                             Signature _________________________
                                             ___________________________________
                                             Signature if held jointly

                                             PLEASE  MARK, SIGN, DATE AND RETURN
                                             THIS PROXY CARD PROMPTLY USING  THE
                                             ENCLOSED ENVELOPE.